UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/16/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

MainStreet BankShares, Inc., ("MainStreet") previously filed on Form 8-K the nomination and approval of William L. Cooper, III to serve as a director of MainStreet. The shareholders also elected him as a director at the Annual Meeting of Shareholders held on April 19, 2007. At a regularly scheduled board meeting on May 16, 2007, William L. Cooper, III was added as a member to the Human Resources Committee. Mr. Cooper has served on past Human Resource Committees and will be a good addition to this committee.

Item 8.01.    Other Events

As reported previously on Form 8-K, Franklin Community Bank, N.A. ("Franklin Bank"), a subsidiary of MainStreet, had applied for a branch application with the Office of the Comptroller of the Currency ("OCC"). This application was for an additional branch of Franklin Bank to be located at 35 Shepherd Drive, Rocky Mount, Virginia on the 220 North Corridor of Franklin County. Franklin Bank received its approval from the OCC on Wednesday, May 16, 2007. Franklin Bank will lease an existing building which has been a prior banking facility. The building will come with much of the equipment necessary for operation. Franklin Bank currently has many customers in this area which will provide for them a more convenient location for banking. It will also provide additional opportunity for growth and expansion. It is anticipated that Franklin Bank will open this branch in late second quarter or early third quarter of 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: May 18, 2007	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC

Date: May 18, 2007	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY